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Exhibit 1.4

APPROVED By the General Shareholders' meeting Of WBD Foods Minutes No 14-06 as of June 22, 2005

CHANGES AND AMENDMENTS No 3
TO THE CHARTER
OF "WIMM-BILL-DANN FOODS"
OPEN JOINT STOCK COMPANY
(State registration number: 1037700236738,
located: Moscow, Yauzsky boulevard, 16/15, room 306)

        That the following changes (amendments) be included to WBD Foods OJSC Charter, stating the sub item 1 of the item 15.10 of the article 15 as follows:

        "Notice on GSM shall be announced no later than 30 days before the meeting".

Presiding officer
of WBD Foods' General shareholders' meeting	/s/ D. Iakobachvili	D. Iakobachvili
Secretary
of WBD Foods' General shareholders' meeting	/s/ V.N. Kuprienko	V.N. Kuprienko

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  Exhibit 1.4